UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2009
D.R. Horton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Commerce Street, Suite 500, Fort Worth, Texas 76102

(Address of principal executive offices)
Registrant’s telephone number, including area code: (817) 390-8200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
2009 Fiscal Year Compensation of Chairman and Chief Executive Officer.
     On November 18, 2009, the Compensation Committee of the Board of Directors determined and approved the performance compensation to be paid to Donald R. Horton, Chairman, and to Donald J. Tomnitz, President and Chief Executive Officer, for the fiscal year ended September 30, 2009 (“2009 fiscal year”). Under the 2009 fiscal year performance bonus program, Mr. Horton and Mr. Tomnitz each had the opportunity to earn a performance bonus based on (i) a First Cash Component, related to a performance goal of generating adjusted pre-tax income, and (ii) a Second Cash and Equity Component, related to performance goals of generating cash flow, and achieving selling, general and administrative expense (“SG&A”) containment, both relative to the Company’s peer group. The approved performance bonuses, set forth below, were within the limits of the compensation program established by the Compensation Committee in the first quarter of the 2009 fiscal year.
     First Cash Component: Under the First Cash Component, Mr. Horton and Mr. Tomnitz were each paid $340,014 related to adjusted pre-tax income achieved during the first quarter of the 2009 fiscal year (based on 6% of adjusted pre-tax income for the month of December). No bonuses were paid based on adjusted pre-tax income for the remaining three quarters in the 2009 fiscal year because no positive adjusted pre-tax income was achieved.
     Second Cash and Equity Component: Under the Second Cash and Equity Component, Mr. Horton and Mr. Tomnitz were each paid a $2 million performance bonus. Approximately 60% of the bonus was related to the cash flow performance goal and approximately 40% was related to the SG&A containment performance goal. The Compensation Committee determined that Mr. Horton and Mr. Tomnitz achieved levels of performance related to the cash flow and SG&A containment goals to earn a maximum performance bonus of $4 million each under the terms of their performance bonus programs established at the beginning of the 2009 fiscal year. However, the Compensation Committee decided to exercise its discretion and reduced the $4 million potential bonus to $2 million for each of Mr. Horton and Mr. Tomnitz. In deciding to reduce the bonus, the Compensation Committee took into consideration the consolidated financial results of the Company and the continued challenges facing the homebuilding industry.
2009 Fiscal Year Compensation of Other Named Executive Officers.
     For the year ended September 30, 2009 (“2009 fiscal year”), the Board of Directors on recommendation of the Compensation Committee, approved semi-annual discretionary bonuses to the executive officers listed below consistent with past practices. All of the executive officers set forth below were “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) of the Company as of the end of the Company’s 2009 fiscal year. There have been no changes to the discretionary bonus plans of the below listed named executive officers as previously approved by the Board of Directors. A summary of the bonuses is as follows:

		Semi-Annual
		Discretionary Bonus
		for the Year Ended
Name	Office	September 30, 2009

Bill W. Wheat	Executive Vice President and Chief Financial Officer	$175,000

Stacey H. Dwyer	Executive Vice President and Treasurer	$175,000
2010 Fiscal Year Compensation of Other Named Executive Officers.
     The Board of Directors also established and approved the 2010 fiscal year annual base salaries and 2010 fiscal year compensation programs for each of Bill W. Wheat and Stacey H. Dwyer. A summary of the 2010 compensation program for each of Mr. Wheat and Ms. Dwyer is set forth in Exhibit 10.1 to this Form 8-K and Exhibit 10.1 is hereby incorporated by reference into this Item 5.02.
Board and Committee Compensation.
     On November 19, 2009, the Board of Directors of the Company approved cash director fees, committee member fees and committee chairperson fees to be paid to non-management directors of the Company in the 2010 fiscal year beginning with the January 2010 meetings. Board of Directors fees increased from $10,000 to $15,000 per meeting but not to exceed $60,000 per year. Director fees, committee fees and chairperson fees are only paid to non-management directors. A summary of the non-management director, committee and chairperson fees is set forth in Exhibit 10.2 to this Form 8-K and Exhibit 10.2 is hereby incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Summary of Executive Compensation Notification — Other Executive Officers

10.2	Summary of Director, Committee and Chairperson Compensation

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D. R. Horton, Inc.
Date: November 20, 2009	By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Summary of Executive Compensation Notification — Other Executive Officers

10.2	Summary of Director, Committee and Chairperson Compensation